(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Floating Rate Fund, a series of ING Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts

August 12, 2010